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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                            (AMENDMENT NO.     )*
                                          ----


                        ADVANCED MATERIALS GROUP, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  00753U102
             ----------------------------------------------------
                                (CUSIP Number)

                                 JUNE 1, 1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NO. 00753U102                     13G            PAGE  2    OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Gregory J. Spagna
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
               Not Applicable
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    315,300
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     159,100 (Shared with wife, Lois)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   315,300
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               159,100 (Shared with wife, Lois)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               474,400
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
                               Not Applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                               IN (Individual)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page  3  of  5  Pages
                                                              ---    ---



Item 1.    (a).    Name of Issuer:
                   Advanced Materials Group, Inc.


           (b).    Address of Issuer's Principal Executive Offices:
                   2011 S. Susana Road
                   Raucho Dominguez, CA. 90221



Item 2.    (a).    Name of Person Filing:
                   Gregory J. Spagna



           (b).    Address of Principal Business Office:
                   228 East 45th Street, New York, NY 10017

Item 2.    (c).    Citizenship:
                   United States



           (d).    Title of Class of Securities:
                   Common Stock


           (e).    CUSIP Number:
                   00753U102


Item 3.            Not Applicable

                                                         Page  4  of  5  Pages
                                                              ---    ---



Item 4.            Ownership.

           (a).    Amount Beneficially Owned  474,400



           (b).    Percent of Class:          5.5%



           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote
                            315,300

                   (ii)     shared power to vote or to direct the vote
                            159,100*

                   (iii)    sole power to dispose or to direct the
                            disposition of
                            315,300

                   (iv) shared power to dispose or to direct the disposition of
                            159,100*

Item 5.            Ownership of Five Percent or Less of a Class:
                   Not Applicable




Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:  Not Applicable




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   * Shared with wife, Lois

                                                         Page  5  of  5  Pages
                                                              ---    ---



Item 8.            Identification and Classification of Members of the Group:
                   Not Applicable

Item 9.            Notice of Dissolution of Group:
                   Not Applicable



Item 10.           Certification:
                   Not Applicable

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: June 8, 1999                     By: /s/ GREGORY J. SPAGNA
                                            ------------------------
                                                Gregory J. Spagna